Exhibit 10.1

April 4, 2022

Ms. Toni Rinow

Dear Toni,

SANUWAVE, Inc. (“Company”) is pleased to offer you the position of Chief Financial Officer reporting to Kevin Richardson. Your anticipated start date will be as soon as documentation has been completed related to Canadian NAFTA rules. This offer is based on discussions with the Company’s Board of Director’s and Kevin Richardson and is subject to the terms of employment as outlined below. We are confident that your acceptance marks the beginning of a challenging and mutually beneficial relationship.

This written offer will expire on April 15, 2022, at midnight eastern standard time if not accepted by you before that time. Acceptance of this offer includes 1) signing and returning this letter as outlined below as well as 2) completing the enclosed Non-Compete and Confidentiality Agreement, Insider Trading and Code of Business Conduct/Ethics and
3) completing the online application including permission to complete a background check.

BASE COMPENSATION Your semimonthly, exempt compensation will be $13,958.33 per pay period ($335,000.00 annually) less payroll deductions and all required withholdings. You will be paid on the 15th and last day of the month.

BONUS COMPENSATION You will be eligible to earn an annual bonus award of up to fifty percent (50%) of your annual salary; 50% will be based on the achievement of Company goals established by the Board of Directors and the remaining 50% will be based on the achievement of certain personal performance goals established by the Company.

EQUITY You will be granted options to purchase up to six million (6,000,000) shares of Common Stock in accordance with the Amended and Restated 2006 Stock Incentive Plan subject to the Board of Directors approval. The option agreement will be issued at first date of employment and will vest one-third upon signing of offer letter, one-third on December 31, 2022, and one-third on December 31, 2023. You will be eligible to receive future stock option grants as approved annually by the Board of Directors.

BENEFITS As a full-time employee, you will be eligible to participate in a comprehensive benefits package which includes medical, dental, vision, life insurance, short-term and long-term disability benefits, as well as an opportunity to participate in the Company 401(k) plan. You are eligible to participate in these benefits the first day of the month after the month you are hired (unless your hire date is the first day of the month, whereby your benefits will begin during day 1 of employment). Additionally, you will accrue 15 days per calendar year for vacation, 5 sick days per year as well as 11 paid holidays in accordance with Company policy. Company sponsored benefits and eligibility requirements are provided in the employee handbook to be provided. All Company benefits are subject to change at the Company’s discretion.

Once you begin employment with SANUWAVE, you will be given access to the Paychex Flex self-service portal. Please visit this site immediately as you have new hire activities that will require your urgent attention including but not limited to the completion of your I9 documentation with-in 72 business hours of your start date and enrollment in benefit plans with-in 30 days of your start date.

COMPLIANCE WITH RULES. You will be expected to abide by all SANUWAVE rules, regulations, and Company Policies. Throughout your employment, you are responsible for advising the CEO or Human Resources of any factors that may affect your ability to work for the Company without interruption.

RIGHT OF INSPECTION. You acknowledge and agree that the Company has unlimited access to your equipment and work product when it’s deemed to be necessary and may inspect, with or without notice.

AT-WILL EMPLOYMENT. As an at-will employee, you may terminate your employment at any time, with or without cause. Likewise, as an at-will employer, the Company may terminate your employment at any time, with or without cause. The Company also retains the right to make all other decisions concerning your employment (e.g., promotions, demotions, job responsibilities, or any other managerial decisions) with or without cause, in the exercise of its discretion. This at-will employment relationship cannot be changed except in a writing signed by you and the CEO.

NON-COMPETE AND CONFIDENTIALITY AGREEMENT, INSIDER TRADING AND CODE OF BUSINESS CONDUCT/ETHICS. You are required to sign the enclosed Non-Compete and Confidentiality Agreement, Insider Trading and Code of Business Conduct/Ethics and return it with other items included in the complete offer package you will receive.

SEVERANCE AGREEMENT AND GENERAL RELEASE In the event of an involuntary separation from employment from SANUWAVE, the company will offer you a Severance Agreement and General Release with a severance payment that is equivalent to one year’s annual base salary. The frequency of the severance payment will be determined by SANUWAVE at the time of execution (i.e one lump sum payment or semi-monthly equivalent payments over a 12- month period). The General Release will include current federal, state and local labor law requirements and in turn you will forgo the right to make any claim of any nature against SANUWAVE.

ENTIRE AGREEMENT; NO MODIFICATIONS. This letter is the final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and they supersede any promises or representations made to you by anyone, whether oral or written.

Please sign, date and EMAIL this letter as acceptance of our offer of employment and in agreement with the terms described in this letter to Lisa Sundstrom, Chief Talent Officer at Lisa.Sundstrom@sanuwave.com. If not completed, already, via email and shortly after accepting this offer, you will be sent a new hire application and release for Criminal Background Check. This offer and start date is contingent upon the successful results of the background check. Please complete the application and release with-in 72 hours of receiving it in your email.

Toni, we look forward to your favorable reply and to a productive and enjoyable working relationship. Please contact me if you have any further questions.

Very truly yours,

Lisa E. Sundstrom
Chief Talent Officer

ACCEPTED AND AGREED TO:

Toni Rinow
Name Printed
7 april 2022
Name Signed	Date Signed	Start Date